FORM OF SUMMARY ADVERTISEMENT DATED OCTOBER 17, 1995

               This announcement is neither an offer to purchase nor a solicitation of an offer to sell Depositary Shares. The Offer is made solely by the Offer to Purchase dated October 16, 1995 and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Depositary Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction the securities laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed made on behalf of the Company by one or more brokers or dealers licensed under the laws of such jurisdiction.

                              Offer to Purchase for Cash

                                          by

                                 Bowater Incorporated

                                          of

                Any and All of the Outstanding Depositary Shares, Each
                 Representing a One-Fourth Interest in a Share of Its
                      8.40% Series C Cumulative Preferred Stock,
                              Par Value $1.00 Per Share

                                          at

                           $27.875 Net Per Depositary Share

               Bowater Incorporated, a Delaware corporation (the "Company"), is offering to purchase any and all of the outstanding Depositary Shares (the "Depositary Shares"), each representing a one-fourth interest in a Share of its 8.40% Series C Cumulative Preferred Stock, par value $1.00 per share, liquidation preference $100 per share (the "Series C Cumulative Preferred Stock"), at $27.875 per Depositary Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 16, 1995 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer").

             THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
          MIDNIGHT, EASTERN TIME, ON NOVEMBER 15, 1995, UNLESS THE OFFER IS
                                      EXTENDED.

               THE COMPANY, ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY HOLDER OF DEPOSITARY SHARES SHOULD TENDER ANY OR ALL OF SUCH HOLDER'S DEPOSITARY SHARES PURSUANT TO THE OFFER. HOLDERS OF DEPOSITARY SHARES MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER DEPOSITARY SHARES AND, IF SO, HOW MANY DEPOSITARY SHARES TO TENDER.







               The record date for the 1995 third quarter regular quarterly cash dividend of $0.525 for the Series C Cumulative Preferred Stock is September 11, 1995, and the related payment date is October 16, 1995. Accordingly, holders of record as of September 11, 1995, of Depositary Shares tendered and purchased by the Company will receive and be entitled to such regular quarterly dividend to be paid by the Company for the third quarter of 1995, but will not receive any accrued dividends for the fourth quarter of 1995. See Section 8 of the Offer to Purchase.
               The Company is making the Offer in order to reduce the high fixed cost obligations of the preferred stock dividends. The Series C Cumulative Preferred Stock has the highest dividend costs of any of the Company's preferred stock. The Offer will enable the Company to reduce its dividend requirements and annual administrative expenses. The Company believes that, given the current market price of the Depositary Shares, the Company's current financial condition (including its substantial current cash and cash equivalents position), and the relative benefits and disadvantages of repurchasing the Company's other series of preferred stock or public debt, the purchase of Depositary Shares pursuant to the Offer is economically attractive to the Company. The Company also believes the Offer is fair to holders of Depositary Shares. The Offer will provide holders who are considering a sale of all or a portion of the Depositary Shares the opportunity to sell those Depositary Shares for cash without the usual transaction costs associated with open-market sales.
               THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 8 OF THE OFFER TO PURCHASE.
               Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the extension or amendment), the Company will accept for payment, and will pay for Depositary Shares validly tendered and not withdrawn on or prior to 12:00 midnight, Eastern Time, on November 15, 1995, or the latest time and date at which the Offer, if extended by the Company, shall expire (the "Expiration Date"). The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to The Bank of New York (the "Depositary") and making a public announcement thereof. See Sections 4, 5, 7 and 13 of the Offer to Purchase.
               The Company will pay to a Soliciting Dealer (as defined in the Offer to Purchase) a solicitation fee of $0.375 per Depositary Share, or for any transaction equal to or exceeding 20,000 Depositary Shares, $0.25 per Depositary Share, for any Depositary Shares tendered, accepted for payment and paid for pursuant to the Offer, subject to certain conditions. See
          Section 14 of the Offer to Purchase.
               Subject to the provisions in Section 6 of the Offer to Purchase, Depositary Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Company, may also be withdrawn after 12:00 midnight, Eastern Time, on December 11,


          1995.  See Section 6 of the Offer to Purchase.
               For a withdrawal to be effective, the Depositary must timely receive (at one of the addresses set forth on the back cover of the Offer to Purchase) a written or facsimile transmission of notice of withdrawal. A notice of withdrawal must specify the name of the person who tendered the Depositary Shares to be withdrawn, the number of Depositary Shares to be withdrawn and the name of the registered owner, if different from that of the person who tendered such Depositary Shares. If the depositary receipts have been delivered or identified in a Notice of Guaranteed Delivery to the Depositary, then, prior to the release of such depositary receipts, the tendering holder must also submit the serial numbers shown on the particular depositary receipts evidencing the Depositary Shares, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase) (except in the case of Depositary Shares tendered by an Eligible Institution). If Depositary Shares have been delivered pursuant to the procedure for book-entry transfer set forth in Section 5 of the Offer to Purchase, the notice of withdrawal must specify the name and the number of the account at the applicable Depositary Institution (as defined in Section 5 of the Offer to Purchase) to be credited with the withdrawn Depositary Shares and otherwise comply with the procedures of the Depositary Institution. A withdrawal of a tender of Depositary Shares may not be rescinded, and Depositary Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Depositary Shares may again be retendered on or prior to the Expiration Date by following any of the procedures described in Section 5 of the Offer to Purchase.
               The Offer to Purchase and the Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer. These documents are being mailed to recordholders of Depositary Shares and will be furnished to brokers, dealers, banks and similar persons whose nominees appear on the Company's shareholders list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal of beneficial owners of Depositary Shares.
               The information required to be disclosed by Rule 13e-4(d)(1) of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.
               Any questions or requests for assistance may be directed to the Information Agent and the Dealer Manager at the addresses and telephone numbers set forth below. Requests for additional copies of the Offer to Purchase, Letter of Transmittal or other tender offer materials may be directed to the Information Agent and the Dealer Manager and such copies will be furnished at the Company's expense. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.








                       The Information Agent for the Offer is:

                                  Morrow & Co., Inc.
                            909 Third Avenue - 20th Floor
                               New York, New York 10022
                                  (800) 662-5200 or
                            (212) 754-8000 (Call Collect)

                         The Dealer Manager for the Offer is:

                                 Merrill Lynch & Co.
                                   250 Vesey Street
                         World Financial Center - North Tower
                            (212) 236-4565 (Call Collect)



          October 16, 1995